Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 31, 2013

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION 2012 EARNINGS

MORE THAN DOUBLE OVER 2011

BILOXI, MS (January 31, 2013)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $2,641,000 for the year ended December 31, 2012, a 120% increase over annual earnings in 2011, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Fourth quarter 2012 earnings totaled $825,000, compared to a loss of ($622,000) in the fourth quarter of 2011.

Earnings per weighted average share for 2012 totaled $.51 compared to $.23 per weighted average share in 2011. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 as of December 31, 2012 and 2011.

“We are pleased—although certainly not thrilled—with our financial results for the year ,” said Swetman. “Despite a spike in our loan loss provision during the fourth quarter, we were still able to increase earnings over the same period the year before and more than double net income for the entire year, “ he added.

The provision for loan losses in the fourth quarter of 2012 totaled $1,893,000, due primarily to potential losses on two loan relationships identified during the fourth quarter. Provisions for the first three quarters of 2012 averaged $790,000 per quarter. Allowance for loan losses as a percentage of loans rose to 2.05% at the end of 2012, compared to 1.88% at the end of 2011.

Loans outstanding at the end of of 2012 were flat compared to 2011, reflecting some payoffs during fourth quarter 2012. “We expect loan volume to resume a steady modest growth in 2013,” said Swetman.

The bank’s primary capital ratio rose to 14.71% at the end of 2012, compared to 14.65% at the end of 2011. That remains the highest level of primary capital since 2004.

Founded in 1896, with $805 million in assets as of December 31, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net interest income	$5,653	$4,873	$22,561	$21,854
Provision for loan losses	1,893	1,204	4,264	2,935
Non-interest income	2,209	2,426	9,529	9,860
Non-interest expense	5,139	7,431	25,277	28,780
Income taxes	5	(714)	(92)	(1,204)
Net income	825	(622)	2,641	1,203
Earnings per share	.16	(.13)	.51	.23

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Allowance for loan losses, beginning of period	$7,088	$7,024	$8,136	$6,650
Recoveries	30	17	133	223
Charge-offs	(154)	(109)	(3,676)	(1,672)
Provision for loan losses	1,893	1,204	4,264	2,935

Allowance for loan losses, end of period	$8,857	$8,136	$8,857	$8,136

ASSET QUALITY

	December 31,
	2012	2011
Allowance for loan losses as a percentage of loans	2.05%	1.88%
Loans past due 90 days and still accruing	$1,445	$1,832
Nonaccrual loans	53,891	57,593

PERFORMANCE RATIOS

	December 31,
	2012	2011
Return on average assets	.32%	.15%
Return on average equity	2.40%	1.14%
Net interest margin	3.11%	3.13%
Efficiency ratio	91%	100%
Primary capital	14.71%	14.65%

BALANCE SHEET SUMMARY

	December 31,
	2012	2011
Total assets	$804,912	$804,152
Loans	431,083	432,407
Securities	271,831	286,856
Other real estate (ORE)	7,008	6,153
Total deposits	475,719	468,439
Total federal funds purchased	194,234	157,601
Shareholders’ equity	110,754	109,452
Book value per share	21.56	21.31
Weighted average shares	5,136,918	5,136,918